CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Senior Callable Steepener Notes Linked to the Difference Between CMS30 and CMS5 due January 31, 2033	$18,050,000.00	$2,462.02
Guarantee of Senior Callable Steepener Notes Linked to the Difference Between CMS30 and CMS5 due January 31, 2033	–	(2)
Total	$18,050,000.00	$2,462.02

(1)	Calculated in accordance with Rule 457(r)

(2)	Pursuant to Rule 457(n), no separate fee is payable with respect to the guarantee

Pricing Supplement No. 31 (To Prospectus Supplement dated June 6, 2011 and Prospectus dated December 22, 2010)	Filed Pursuant to Rule 424(b)(5) Registration Nos. 333-167844 and 333-167844-01 January 25, 2013

US $18,050,000

Lloyds TSB Bank plc
fully and unconditionally guaranteed by
Lloyds Banking Group plc

Senior Callable Steepener Notes Linked to the Difference Between CMS30 and CMS5 due January 31, 2033
Medium-Term Notes, Series A
•
The Senior Callable Steepener Notes Linked to the Difference Between CMS30 and CMS5 due January 31, 2033, Medium-Term Notes, Series A (each a “Note” and collectively, the “Notes”) are senior unsecured obligations of Lloyds TSB Bank plc (the “Issuer”) and are fully and unconditionally guaranteed by Lloyds Banking Group plc (the “Guarantor”). Repayment of principal at maturity and all payments of interest on the Notes are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the Notes.

•
The Notes will mature on January 31, 2033. At maturity, if the Notes have not been previously redeemed, you will be entitled to receive for each unit of your Notes a cash payment equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest.

•
We may redeem all, but not less than all, of the Notes on January 31, 2017, and on each subsequent interest payment date, provided we give at least 5 business days’ prior written notice to each holder of Notes, the trustee and The Depository Trust Company (“DTC”). The redemption price that you will be entitled to receive upon redemption will be 100% of the principal amount of the Notes, together with any accrued and unpaid interest to, but excluding, the date on which we exercise our redemption option.

•
Interest will be paid quarterly on the last calendar day of each January, April, July and October, commencing on April 30, 2013 and ending on the maturity date or upon early redemption (as described below).  If such day is not a business day, then payment will be made on the next business day, and no additional interest will accrue with respect to such delayed payment.

•
For each Interest Period commencing on or after the Issue Date to and including the Interest Period ending on January 31, 2014 (each, an “Initial Interest Rate Interest Period”), the per annum interest rate will be equal to the Initial Interest Rate of 9.00% per annum.

•
For each Interest Period commencing on or after January 31, 2014 (each, a “Steepener Rate Interest Period”), the per annum interest rate applicable to such period will be equal to the product of (1) the Multiplier and (2) an amount equal to the applicable CMS30/CMS5 Spread minus the Strike, subject to the Minimum Interest Rate of 0.00% per annum and the Maximum Interest Rate of 9.00% per annum.   The Multiplier is equal to 4.3, and the Strike is equal to 0.50. The CMS30/CMS5 Spread for any Steepener Rate Interest Period is equal to CMS30 (as defined on PS-3 of this pricing supplement) for such Interest Period minus CMS5 (as defined on PS-3 of this pricing supplement) for such Steepener Rate Interest Period.

•	The Notes are to be issued in minimum denominations of $1,000 and multiples of $1,000 thereafter.

•	The Notes will not be listed or displayed on any securities exchange or quotation system.

•	In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) will act as the selling agent (the “Selling Agent”).

•	We will deliver the Notes in book-entry form only through DTC on or about January 31, 2013 (the “Issue Date”) against payment in immediately available funds.

•	The CUSIP number for the Notes is 5394E8BK4 and the ISIN number for the Notes is US5394E8BK48.

The Notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value
Investing in the Notes involves significant risks. See “Risk Factors” beginning on page S-2 of the prospectus supplement and “Risk Factors” beginning on page PS-6 of this pricing supplement.

The Notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

None of the Securities and Exchange Commission, any state securities commission and any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to Public (1) (2)	At variable prices	At variable prices
Selling Agent’s Commission (3)	$60.00	$1,083,000.00
Proceeds to Lloyds TSB Bank plc (4)	$940.00	$16,967,000.00

(1)
The Notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at prevailing market prices, at prices related to such prevailing prices, or at negotiated prices; provided, however, that such price will not be less than $940.00 per $1,000.00 principal amount of the notes or more than $1,000.00 per $1,000.00 principal amount of the Notes.  See “Risk Factors—The price you pay for the Notes may be higher than the prices other investors pay for the Notes.” on page PS-6 of this pricing supplement.

(2)
The proceeds you might expect to receive if you were able to resell the Notes on the Issue Date are expected to be less than the price you paid for the Notes. This is because the price you paid for the Notes includes the Selling Agent’s commission set forth above and also reflects certain hedging costs associated with the Notes. For additional information, see “Risk Factors—The price you pay for the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices” on page PS-6 of this pricing supplement and “Supplemental Plan of Distribution” on page PS-16 of this pricing supplement.

(3)
The Selling Agent will receive commissions from the Issuer of up to $60.00 per $1,000.00 principal amount of the Notes, or up to $1,083,000.00 of the aggregate principal amount of the Notes, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. See “Supplemental Plan of Distribution” beginning on page PS-16 of this pricing supplement.

(4)
The Issuer will receive proceeds of at least $940.00 per $1,000.00 principal amount of the Notes, or at least $16,967,000.00 of the aggregate principal amount of the Notes.  See “Supplemental Plan of Distribution” beginning on page PS-16 of this pricing supplement.

BofA Merrill Lynch
January 25, 2013

SUMMARY OF TERMS

• Title of the Series:	Senior Callable Steepener Notes Linked to the Difference Between CMS30 and CMS5 due January 31, 2033

• Issuer:	Lloyds TSB Bank plc

• Guarantor:	Lloyds Banking Group plc

• Interest Rate Type:	Fixed-to-Floating Rate

• Aggregate Principal Amount:	US$18,050,000

• Denominations:	Minimum denominations of US$1,000 and multiples of US$1,000 thereafter.

• Issue Price:	At variable prices

• Trade Date:	January 25, 2013

• Issue Date:	January 31, 2013

• Maturity Date:	January 31, 2033, subject to redemption at the option of the Issuer (as set forth below)

• Business Day:	New York and London, following, unadjusted

• Redemption at the Option of the Issuer:
We may redeem all, but not fewer than all, of the Notes at the Redemption Price set forth below, on any Interest Payment Date on or after January 31, 2017, provided we give at least 5 business days’ prior written notice to each holder of Notes, the trustee and DTC. If we exercise our redemption option, the Interest Payment Date on which we so exercise it will be referred to as the “Early Redemption Date,” which will be the date the Redemption Price will become due and payable and on which payments of interest will cease to accrue.

• Redemption Price:
If we exercise our redemption option, you will be entitled to receive on the Early Redemption Date 100% of the principal amount together with any accrued and unpaid interest to but excluding the Early Redemption Date.

• Day-Count Convention:	30/360

• Ranking:
The Notes will constitute our direct, unconditional, unsecured and unsubordinated obligations ranking pari passu, without any preference among themselves, with all our other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

• Guarantee:
The Notes are fully and unconditionally guaranteed by the Guarantor. The Guarantee will constitute the Guarantor’s direct, unconditional, unsecured and unsubordinated obligations ranking pari passu with all of the Guarantor’s other outstanding unsecured and unsubordinated obligations, present and future, except such obligations as are preferred by operation of law.

• Payment at Maturity:
100% repayment of principal, plus any accrued and unpaid interest, at maturity or upon early redemption. Repayment of principal at maturity or upon early redemption and all payments of interest are subject to the creditworthiness of Lloyds TSB Bank plc, as the Issuer, and Lloyds Banking Group plc, as the Guarantor of the Issuer’s obligations under the Notes.

• Interest Rate:
For each Interest Period commencing on or after the Issue Date to and including the Interest Period ending on January 31, 2014 (each, an “Initial Interest Rate Interest Period”), the per annum interest rate will be equal to the Initial Interest Rate.

For each Interest Period commencing on or after January 31, 2014 (each, a “Steepener Rate Interest Period”), the per annum interest rate applicable to such period (the “Steepener Rate”) will be equal to the product of (1) the Multiplier and (2) an amount equal to the applicable CMS30/CMS5 Spread minus the Strike, subject to the Minimum Interest Rate of 0.00% per annum and the Maximum Interest Rate of 9.00% per annum.

• Initial Interest Rate:	9.00% per annum

• CMS Rates:
The CMS Rate, expressed as a percentage, with a maturity of 30 years (“CMS30”) and the CMS Rate, expressed as a percentage, with a maturity of 5 years (“CMS5”), which appears on Reuters ISDAFIX3 page (the “ISDAFIX3 Page”) as of 11:00 a.m., New York City time, on the relevant Interest Determination Date, subject to the provisions set forth under “CMS Rates—Unavailability of CMS Rates” in this pricing supplement.

• Strike:	0.50

• Multiplier:	4.3

• CMS30/CMS5 Spread:	With respect to any Steepener Rate Interest Period, CMS30 for such Steepener Rate Interest Period minus CMS5 for such Steepener Rate Interest Period

• Maximum Interest Rate:	9.00% per annum

• Minimum Interest Rate:	0.00% per annum

• Interest Payment Dates:
Quarterly, payable in arrears on the last calendar day of each January, April, July and October, commencing on April 30, 2013, and ending on the Maturity Date or the Early Redemption Date, if applicable.  If such day is not a business day, then payment will be made on the next business day, and no additional interest will accrue with respect to such delayed payment.

• Interest Periods:
The first period will begin on, and will include, the Issue Date and end on, but exclude, the first Interest Payment Date.  Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the next following Interest Payment Date.  The final Interest Period will end on, but exclude, the Maturity Date (or the Early Redemption Date, if applicable).

• Interest Reset Dates:	For each Interest Period commencing on or after January 31, 2014, the first day of such Interest Period

• Interest Determination Dates:	The second U.S. Government Securities Business Day prior to the relevant Interest Reset Date

• U.S. Government Securities Business Day:
Any day, other than a Saturday, Sunday, or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

• Payment Determination:
The Paying Agent will calculate the amount you will be entitled to receive on each Interest Payment Date, at maturity or upon early redemption, if applicable. For each Interest Determination Date, the Calculation Agent will cause to be communicated to us, the Trustee and the Paying Agent, the relevant Interest Rate. The Paying Agent will calculate the amount you will be entitled to receive on each Interest Payment Date, at maturity or upon early redemption, if applicable, using the Interest Rate as so provided.

• Record Dates:	Interest will be paid to holders of record of each Note in respect of the principal amount thereof outstanding as of 15 days preceding the relevant Interest Payment Date.

• No Survivor’s Option:	Holders of the Notes will NOT have the right to require us to redeem their Notes following the death of the beneficial owner.

• Tax Redemption:
Following the occurrence of one of certain tax law changes that would require the Issuer or the Guarantor to pay additional amounts and in other limited circumstances as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus, the Issuer may redeem, all, but not fewer than all, of the Notes prior to maturity.

• Repayment at the Option of Holder:	None

• Settlement and Clearance:	DTC; Book-entry

• Listing:	The Notes will not be listed or displayed on any U.S. securities exchange or quotation system.

• Calculation Agent:	Merrill Lynch Capital Services

• Trustee and Paying Agent:	The Bank of New York Mellon, acting through its London Branch

• Governing Law:	New York

ABOUT THIS PRICING SUPPLEMENT

Unless otherwise defined herein, terms used in this pricing supplement are defined in the accompanying prospectus supplement or in the accompanying prospectus. As used in this pricing supplement:

•	“we,” “us,” “our,” the “Issuer” and “Lloyds Bank” mean Lloyds TSB Bank plc;

•	“LBG” and “Guarantor” mean Lloyds Banking Group plc;

•
“Notes” refers to the Senior Callable Steepener Notes Linked to the Difference Between CMS30 and CMS5 due January 31, 2033, Medium-Term Notes, Series A, together with the related Guarantee, unless the context requires otherwise; and

•	“SEC” refers to the Securities and Exchange Commission.

LBG and Lloyds Bank have filed a registration statement (including a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read this pricing supplement together with the accompanying prospectus dated December 22, 2010 (the “prospectus”) in that registration statement and other documents, including the more detailed information contained in the accompanying prospectus supplement dated June 6, 2011 (the “prospectus supplement”), that LBG and Lloyds Bank have filed with the SEC for more complete information about Lloyds Bank and LBG and this offering.

This pricing supplement, together with the prospectus supplement and the prospectus, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

You may access these documents for free by visiting EDGAR on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	the prospectus supplement dated June 6, 2011 and the prospectus dated December 22, 2010 can be accessed at the following hyperlink:

Prospectus Supplement dated June 6, 2011 and Prospectus dated December 22, 2010

Our Central Index Key, or CIK, on the SEC website is 1167831.

Alternatively, LBG, Lloyds Bank, the Selling Agent, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement and pricing supplement if you request them by calling your MLPF&S sales representative, such dealer or toll free 1-800-294-1322. A copy of these documents may also be obtained from MLPF&S by writing to them at 100 West 33rd Street, 3rd Floor, New York, NY 10001, attention:  Syndicate Operations or by e-mail to dg.prospectus_requests@baml.com.

You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus supplement and the prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information that others may give you. We and MLPF&S are offering to sell the Notes and seeking offers to buy the Notes only in jurisdictions where it is lawful to do so. Each of this pricing supplement, the prospectus supplement and the prospectus is current only as of its respective date.

RISK FACTORS

Your investment in the Notes involves significant risks. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below and in the section entitled “Risk Factors” beginning on page S-2 of the prospectus supplement, with your advisers in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. We also urge you to consult with your investment, legal, accounting, tax, and other advisers before you invest in the Notes.

The credit risk of Lloyds Bank and LBG and their credit ratings and credit spreads may adversely affect the value of the Notes.  You are dependent on Lloyds Bank’s ability to pay all amounts due on the Notes, and therefore you are subject to the credit risk of Lloyds Bank and to changes in the market’s view of Lloyds Bank’s creditworthiness. In addition, because the Notes are fully and unconditionally guaranteed by Lloyds Bank’s parent company, LBG, you are dependent on the credit risk of LBG in the event that Lloyds Bank fails to make any payment or delivery required by the terms of the Notes. If Lloyds Bank and LBG were to default on their respective payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The credit ratings of Lloyds Bank and LBG are an assessment by rating agencies of their ability to pay their obligations, including those under the Notes. Any actual or anticipated decline in Lloyds Bank’s and LBG’s credit ratings, or increase in the credit spreads charged by the market for taking credit risk, is likely to adversely affect the value of the Notes. However, because the return on the Notes is dependent upon factors in addition to Lloyds Bank’s and LBG’s credit ratings, an improvement in their credit ratings will not necessarily increase the value of the Notes and will not reduce market risk and other investment risks related to the Notes.

The Notes will be subject to early redemption at our option.  We may redeem the Notes prior to the Maturity Date on any quarterly Interest Payment Date, beginning on January 31, 2017. In addition, we have the right to redeem the Notes following the occurrence of one of certain tax law changes that would require the Issuer or the Guarantor to pay additional amounts and in other limited circumstances as described under “Description of the Notes and the Guarantees—Redemption for Tax Reasons” in the prospectus supplement and “Description of Debt Securities—Redemption” in the prospectus. If you intend to purchase the Notes, you must be willing to have your Notes redeemed early. We are generally more likely to redeem the Notes during periods when we expect that interest will accrue on the Notes at a rate that is greater than that which we would pay on our traditional interest-bearing deposits or debt securities having a maturity equal to the remaining term of the Notes. In contrast, we are generally less likely to redeem the Notes during periods when we expect interest to accrue on the Notes at a rate that is less than that which we would pay on those instruments. If we redeem the Notes prior to the Maturity Date, accrued interest will be paid on the Notes prior to such early redemption, but you will not receive any future interest payments from the Notes redeemed and you may be unable to reinvest your proceeds from the redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed.

The price you pay for the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices. In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, we have taken into account compensation to the Selling Agent for distributing the Notes, which is reflected in the Selling Agent’s commission described on the cover of this pricing supplement, as well as certain costs associated with hedging the obligations under the Notes. The price you pay for the Notes reflects these factors. As a result, the value of the Notes on the Issue Date is expected to be less than the price you paid for the Notes. Assuming no change in market conditions or any other relevant factors, the price, if any, at which the Selling Agent or another purchaser may be willing to purchase the Notes in secondary market transactions will likely be less than the price you paid for the Notes. This is due, among other things, to the fact that the price you paid for the Notes includes, and secondary market prices are likely to exclude, the Selling Agent’s commission with respect to the Notes.  A profit may be realized from the hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by the Selling Agent, as a result of dealer discounts, mark-ups or other transaction costs.

The price you pay for the Notes may be higher than the prices other investors pay for the Notes. The Selling Agent proposes to offer the Notes from time to time for sale to investors in one or more negotiated transactions, or otherwise, at prevailing market prices at the time of sale, at prices related to then-prevailing prices, at negotiated prices, or otherwise. Accordingly, there is a risk that the price you pay for your Notes will be higher than the prices other investors pay for their Notes based on the date and time you made your purchase, from whom you purchased the Notes, any related transaction cost, whether you hold your Notes in a brokerage account, a fiduciary or fee-based account or another type of account and other market factors.

After the first year, the Notes are subject to interest payment risk based on the Steepener Rate. Investing in the Notes is not equivalent to investing in securities directly linked to CMS30 or CMS5. Instead, the amount of interest payable on the Notes (after the initial Interest Periods for which the Initial Interest Rate is payable) will be equal to the Steepener Rate, which is the product of (1) 4.3 and (2) an amount equal to the applicable CMS30/CMS5 Spread minus 0.50, subject to the Minimum Interest Rate of 0.00% per annum and the Maximum Interest Rate of 9.00% per annum. Accordingly, the amount of interest payable on the Notes is dependent on whether, and the extent to which, the Steepener Rate is greater than the Minimum Interest Rate on the Interest Determination Date. If the Steepener Rate is equal to zero, you would not receive any interest on the related Interest Payment Date. If the Steepener Rate is equal to zero on every Interest Determination Date throughout the term of the Notes, then you would not receive any interest in respect of any Steepener Rate Interest Period.

The amount of interest payable on the Notes will vary after the first year. Because the CMS Rates are floating rates, the Steepener Rate, which is linked to the difference between CMS30 and CMS5, will fluctuate. From and including January 31, 2014 to but excluding the Maturity Date, the Notes will bear interest during each quarterly Interest Period at a per annum rate equal to the product of (1) 4.3 and (2) an amount equal to the applicable CMS30/CMS5 Spread minus 0.50, as determined on the second U.S. Government Securities Business Day prior to the relevant Interest Reset Date, subject to the Minimum Interest Rate and the Maximum Interest Rate. The per annum interest rate that is determined on the relevant Interest Determination Date will apply to the entire Interest Period following that Interest Determination Date, even if the CMS30/CMS5 Spread increases during that Interest Period, but is applicable only to that quarterly Interest Period; interest payments for any other quarterly Interest Periods will vary.

The amount of interest payable on the Notes on each Interest Payment Date for any Steepener Rate Interest Period is capped, and the amount of interest you will be entitled to receive may be less than the return you could earn on other investments with a comparable maturity. The Steepener Rate on the Notes for each Steepener Rate Interest Period is capped for that period at the Maximum Interest Rate. Interest rates may change significantly over the term of the Notes, and it is impossible to predict what interest rates will be at any point in the future. Although the Steepener Rate on the Notes will be based on the levels of the CMS Rates, the Steepener Rate that will apply during each Steepener Rate Interest Period on the Notes may be more or less than other prevailing market interest rates at such time and in any event will never exceed the Maximum Interest Rate regardless of the levels of the CMS Rates on any relevant Interest Determination Date. In addition, if the product of (1) 4.3 and (2) an amount equal to the applicable CMS30/CMS5 Spread minus 0.50 is less than the Maximum Interest Rate for any Steepener Rate Interest Period, the cumulative interest rate for such year will be less than the Maximum Interest Rate. As a result, the amount of interest you receive on the Notes may be less than the return you could earn on other investments with a comparable maturity.

If the CMS Rates change, the value of the Notes may not change in the same manner. The price of your Notes may move differently than the CMS Rates. Changes in the CMS Rates may not result in a comparable change in the value of your Notes. We discuss some of the reasons for this disparity under “—After the first year, the Notes are subject to interest payment risk based on the Steepener Rate,” “—The amount of interest payable on the Notes will vary after the first year,” “—The amount of interest payable on the Notes on each Interest Payment Date for any Steepener Rate Interest Period is capped, and the amount of interest you will be entitled to receive may be less than the return you could earn on other investments with a comparable maturity” above  and “—The value of the Notes prior to maturity will be influenced by many unpredictable factors, and the value of the Notes may be less than the price you paid for the Notes” below.

The Notes will not be listed or displayed on any securities exchange or quotation system, and there may be little or no secondary market for the Notes.  The Notes will not have an established trading market when issued and the Notes will not be listed or displayed on any securities exchange or quotation system; accordingly, there may be little or no secondary market for the Notes and, as such, information regarding independent market pricing for the Notes may be very limited or non-existent. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. We, the Selling Agent and/or its affiliates may purchase and sell the Notes from time to time in the secondary market, but we, the Selling Agent and/or its affiliates are not obligated to do so. If we, the Selling Agent and/or its affiliates make such a market in the Notes, we, the Selling Agent and/or any such affiliate may stop doing so at any time and for any reason without notice. Because other dealers are not likely to make a secondary market for the Notes, the prices at which you may be able to trade your Notes will probably depend on the price, if any, at which we, the Selling Agent and/or its affiliates may be willing to buy the Notes. It is expected that transaction costs in any secondary market would be high and, as a result, the difference between bid and asked prices for the Notes in any secondary market could be substantial. There is no assurance that there will be a secondary market for any of the Notes. Accordingly, you should be willing to hold the Notes until the Maturity Date, and you may incur a loss if you sell your Notes prior to the Maturity Date or the Early Redemption Date, as applicable.

The value of the Notes prior to maturity will be influenced by many unpredictable factors, and the value of the Notes may be less than the price you paid for the Notes. The value of the Notes may be less than the price you paid for the Notes. The value of the Notes may be affected by a number of factors that may either offset or magnify each other, including the following:

•
the CMS30/CMS5 Spread - in general, the value of the Notes will increase when the CMS30/CMS5 Spread increases (to the extent that CMS30 is greater than CMS5), and the value of the Notes will decrease when the CMS30/CMS5 Spread decreases (to the extent that the difference between CMS30 and CMS5 decreases or that CMS5 is greater than CMS30).  Because short-term interest rates are more sensitive than long-term interest rates, a decreasing interest rate environment may increase the value of the Notes (by widening the spread between the short-term and long-term rates) while an increasing interest rate environment may decrease the value of the Notes (by narrowing the spread between the short-term and long-term rates);

•	the volatility (i.e., the frequency and magnitude of changes in the level) of the difference between the CMS Rates, which may have an adverse impact on the value of the Notes;

•
the fluctuations of the CMS Rates and the possibility that the interest rate on the Notes will decrease so that only the Minimum Interest Rate will be paid during the term of the Notes following the first year;

•
the time remaining to maturity of the Notes; in particular, as a result of a “time premium,” the Notes may have a value above that which would be expected based on the levels of interest rates and the levels of the CMS Rates at such time the longer the time remaining to maturity. A “time premium” results from expectations concerning the levels of the CMS Rates during the period prior to maturity of the Notes. As the time remaining to the maturity of the Notes decreases, this time premium will likely decrease and, depending on the levels of the CMS Rates at such time, may adversely affect the value of the Notes;

•	the aggregate amount of the Notes outstanding;

•	our right to redeem the Notes;

•	the level, direction, and volatility of market interest and yield rates generally;

•	geopolitical conditions and economic, financial, political, regulatory, geographical, agricultural, judicial or other events that affect the markets generally;

•	the supply and demand for the Notes in the secondary market, if any; or

•
the actual or perceived creditworthiness of Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of Lloyds Bank’s obligations under the Notes, including actual or anticipated downgrades in LBG’s or Lloyds Bank’s credit ratings.

Some or all of these factors will influence the price that you will receive if you sell your Notes prior to the Maturity Date or the Early Redemption Date in the secondary market, if any. If you sell your Notes before the Maturity Date or the Early Redemption Date, the price that you receive may be less, and may be substantially less, than the price you paid for the Notes.

Because the Notes accrue interest at a fixed rate during the first year of their term, the amount of interest payable on your Notes on each Interest Payment Date for any Initial Interest Rate Interest Period may be below market interest rates. Because interest payable on your Notes during the Initial Interest Rate Interest Periods accrues at a fixed rate, there can be no guarantee that the interest you will receive on one or more of the Interest Payment Dates for the Initial Interest Rate Interest Periods will be equal to or greater than the market interest rate on such dates. We have no control over a number of factors that may affect market interest rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. See “—The value of the Notes prior to maturity will be influenced by many unpredictable factors, and the value of the Notes may be less than the price you paid for the Notes.” above. You should have a view as to the Initial Interest Rate on the Notes (as specified on the cover of this pricing supplement) and its level relative to market interest rates before investing, and you must be willing to forgo guaranteed market interest rates for the first year of the term of the Notes.

Because the Notes accrue interest at a floating rate after the first year of their term, you may receive a lesser amount of interest in the future. Following the first year, the interest payable on the Notes during each quarterly Steepener Rate Interest Period will accrue at a per annum rate equal to the product of (1) 4.3 and (2) an amount equal to the applicable CMS30/CMS5 Spread minus 0.50, as determined on the second U.S. Government Securities Business Day prior to the relevant Interest Reset Date, subject to the Minimum Interest Rate of 0.00% per annum and the Maximum Interest Rate of 9.00% per annum. The CMS30/CMS5 Spread may vary from time to time and there will be significant risks not associated with a conventional fixed-rate debt security. These risks include fluctuation of the CMS rates and the possibility that, in the future, the interest rate on the Notes will decrease and may be as low as the Minimum Interest Rate for any Steepener Rate Interest Period. We have no control over a number of factors that may affect the CMS Rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. See “—The value of the Notes prior to maturity will be influenced by many unpredictable factors, and the value of the Notes may be less than the price you paid for the Notes.” above.

There may be potential conflicts of interest between investors in the Notes and us and our affiliates and the Selling Agent and its affiliates.  We and our affiliates and the Selling Agent and its affiliates play a variety of roles in connection with the issuance of the Notes. Trading activities related to short-term and long-term interest rate swaps and other instruments that may affect interest rates have been entered into or may be entered into on behalf of us, our affiliates, the Selling Agent, its affiliates or their respective customers that are not for the account of the investors in the Notes or on their behalf. In particular, as described below under “Use of Proceeds; Hedging”, we, the Selling Agent and/or its affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. These trading activities may present a conflict between the investors’ interests in the Notes and the interests we, our affiliates and the Selling Agent and its affiliates will have in each of their respective proprietary accounts and in facilitating transactions, including block trades and options and other derivatives transactions, for their respective customers and in accounts under each of their respective management. In performing these activities, the economic interests of us and our affiliates and the Selling Agent and its affiliates are potentially adverse to your interests as an investor in the Notes.

In addition, in the ordinary course of their business activities, MLPF&S and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. MLPF&S or its affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies.  Typically MLPF&S and its affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby.  Any such short positions could adversely affect future trading prices of the Notes offered hereby.

There may be potential conflicts of interest between investors in the Notes and the Calculation Agent. As Calculation Agent for your Notes, Merrill Lynch Capital Services, an affiliate of the Selling Agent, will have discretion in making certain determinations that affect your Notes, including determining the CMS Rates on any Interest Determination Date, which the Paying Agent will use to determine the amount we will pay on any applicable Steepener Rate Interest Payment Date during the Steepener Rate Interest Periods. The exercise of this discretion by the Calculation Agent could adversely affect the value of your Notes and may present a conflict of interest between the investors’ interests in the Notes and the interests of the Calculation Agent. We may change the Calculation Agent at any time without notice to you.

We and our affiliates and the Selling Agent and its affiliates have published or may in the future publish reports, express opinions or provide recommendations and engage in other transactions that could adversely affect the value of the Notes.  We and our affiliates and the Selling Agent and its affiliates have published or may in the future publish reports from time to time on financial markets and other matters that may influence the value of the Notes or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any such reports, opinions or recommendations may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes.

We and the Selling Agent or any of its affiliates also may issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments that may have features similar to those of the Notes, including similar rates of interest or maturities. By introducing competing products into the marketplace in this manner, we and the Selling Agent or its affiliates could adversely affect the value of the Notes.

The historical levels of the CMS Rates should not be taken as an indication of the future levels of such rates. In the past, the levels of the CMS Rates have experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the CMS Rates are not necessarily indicative of future levels. Any historical upward or downward trend in the CMS Rates is not an indication that the CMS Rates are more or less likely to increase or decrease at any time during the Steepener Rate Interest Periods. Changes in the levels of CMS Rates will affect the value of the Notes, but neither we nor you can predict the future performances of the CMS Rates based on their historical performances. The actual performances of the CMS Rates during the Steepener Rate Interest Periods, as well as the interest payable on each Interest Payment Date for any Steepener Rate Interest Periods, may bear little or no relation to the hypothetical levels of the CMS Rates or to the hypothetical examples shown in this pricing supplement.

The Notes may not be a suitable investment for you. The Notes may not be a suitable investment for you, if, among other things:

•	you are unwilling to forgo guaranteed market interest rates for the term of the Notes;

•	you anticipate that, after the first year of the term of the Notes, the Steepener Rate will not be sufficient to provide you with your desired return;

•
you are unable to accept the risk that the Notes may pay interest at the Minimum Interest Rate, or interest at a very low rate, in respect of any Interest Payment Date for any Steepener Rate Interest Period;

•	you seek a return on your investment that will not be capped at the Maximum Interest Rate with respect to each Steepener Rate Interest Period;

•	you seek assurances that there will be a liquid market if and when you want to sell the Notes prior to maturity;

•
you are unwilling to accept the risk that the Notes may be redeemed prior to maturity, and are unwilling or unable to accept the risk that you may be unable to reinvest the proceeds of such redemption in an investment with a return that is as high as the return on the Notes would have been if they had not been redeemed; or

•	you are unwilling or are unable to assume the credit risk associated with Lloyds Bank, as the Issuer of the Notes, and LBG, as the Guarantor of the Issuer’s obligations under the Notes.

CMS RATES

Payments on the Notes are determined with reference to the CMS Rates, which are “constant maturity swap rates” that measure the fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a maturity of thirty years and five years, respectively.  In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating 3-month LIBOR-based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year.  “LIBOR” is the London Interbank Offered Rate, and is the rate of interest at which banks borrow funds from each other in the London interbank market.  3-Month LIBOR is the rate of interest which banks in London charge each other for loans for a period of three months.

“CMS30” means, the CMS Rate with a maturity of 30 years which appears on Reuters ISDAFIX3 page (the “ISDAFIX3 Page”) as of 11:00 a.m., New York City time, on the relevant Interest Determination Date.

“CMS5” means, the CMS Rate with a maturity of 5 years which appears on the ISDAFIX3 Page as of 11:00 a.m., New York City time, on the relevant Interest Determination Date (CMS5, together with CMS30, the “CMS Rates,” and each, a “CMS Rate”).

 “Interest Determination Dates” means, the second U.S. Government Securities Business Day prior to the relevant Interest Reset Date.

“US Government Securities Business Day” means, any day, other than a Saturday, Sunday, or a day on which the Securities Industry and Financial Markets Association (or any successor thereto) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

UNAVAILABILITY OF CMS RATES

The following procedures will be used if the CMS rate cannot be determined as described above:

1)
If either CMS Rate is no longer displayed on the ISDAFIX3 Page, or if not displayed by 11:00 a.m., New York City time, on the Interest Determination Date, then CMS30 or CMS5, as the case may be, will be the rate for U.S. dollar swaps with a maturity equal to 30 or 5 years (for purposes of determining CMS30 and CMS5, respectively), expressed as a percentage, which appears on the ISDAFIX1 Page as of 11:00 a.m., New York City time, on the Interest Determination Date.

2)
If that information is no longer displayed by 11:00 a.m., New York City time, on the Interest Determination Date, then CMS30 or CMS5, as the case may be, will be a percentage determined on the basis of the mid-market, semi-annual swap rate quotations provided by five leading swap dealers in the New York City interbank market at approximately 11:00 a.m., New York City time, on the Interest Determination Date. For this purpose, the semi-annual swap rate means the mean of the bid and offered rates for the semi-annual fixed leg, calculated on a 30/360 day count basis, of a fixed-for-floating U.S. dollar interest rate swap transaction with a term equal to 30 or 5 years (for purposes of determining CMS30 and CMS5, respectively), commencing on that Interest Determination Date with an acknowledged dealer of good credit in the swap market, where the floating leg, calculated on an Actual/360 day count basis, is equivalent to the rate for deposits in U.S. dollars with a maturity of three months which appears on Reuters (or any successor service) on the LIBOR01 page (or any other page as may replace such page on such service). The Calculation Agent will select the five swap dealers after consultation with us and will request the principal New York City office of each of those dealers to provide a quotation of its rate. If at least three quotations are provided, the relevant CMS rate for that Interest Determination Date will be the arithmetic mean of the quotations, eliminating the highest and lowest quotations or, in the event of equality, one of the highest and one of the lowest quotations.

3)
If fewer than three leading swap dealers selected by the Calculation Agent are quoting as described above, the relevant CMS rate will remain the relevant CMS rate in effect on that Interest Determination Date or, if that Interest Determination Date is the first Interest Determination Date, the Initial Interest Rate.

HYPOTHETICAL STEEPENER RATE AND INTEREST PAYMENT CALCULATIONS

As described above, after the Initial Interest Rate Interest Periods, the Notes will pay interest on each Interest Payment Date at the Steepener Rate. The following illustrates the process by which the interest rate and interest payment amount are determined for any such Steepener Rate Interest Periods.

For purposes of these examples, we assume that the Notes are not being redeemed on the applicable Interest Payment Date pursuant to the Redemption at the Option of the Issuer provisions above. If we exercise our redemption option, you will receive on the Early Redemption Date the Redemption Price applicable to that Early Redemption Date, calculated as described above.

Steepener Rate Calculation

Step 1: Calculate the applicable CMS30/CMS5 Spread.

For each Steepener Rate Interest Period, a value for the Steepener Rate is determined, in part, by calculating the CMS Spread, which is the difference between the CMS Rates of the two maturities identified on the cover page hereof on the Interest Determination Date for that Interest Period (that is, two U.S. Government Securities Business Days prior to the first day of the Interest Period). If the value of CMS30 is not greater than CMS5, the subtraction of CMS5 from CMS30 will result in a negative CMS30/CMS5 Spread, and therefore a Steepener Rate equal to the Minimum Interest Rate of 0.00%.

Step 2: Calculate the Steepener Rate.

For each Steepener Rate Interest Period, the per annum Steepener Rate is equal to the product of (1) the Multiplier of 4.3 by (2) the CMS30/CMS5 Spread minus the Strike of 0.50, subject to the Minimum Interest Rate of 0.00% and the Maximum Interest Rate of 9.00%, determined on the Interest Determination Date applicable to the relevant Interest Period as described above. If the Steepener Rate is equal to or less than zero, you would receive a per annum interest payment at the Minimum Interest Rate on the related Interest Payment Date. See “Risk Factors— The Notes are subject to interest payment risk based on the Steepener Rate”. The per annum interest rate will also be limited to the Maximum Interest Rate specified on the cover page hereof.

Step 3: Calculate the interest payment amount payable for each Interest Payment Date.

For each Steepener Rate Interest Period, the Calculation Agent will calculate the effective interest rate for that Interest Period by multiplying the per annum Steepener Rate determined for that Steepener Rate Interest Period by the applicable day count fraction. The resulting effective interest rate is then multiplied by the relevant principal amount of the Notes to determine the actual interest amount payable on the related Interest Payment Date. No adjustments to the amount of interest calculated will be made in the event an Interest Payment Date is not a business day.

Example Steepener Rate and Interest Payment Calculations

The following examples illustrate how the per annum interest rate and interest payment amounts would be calculated for a given Steepener Rate Interest Period under scenarios for the CMS Rates and the Steepener Rate. These examples are based on a range of hypothetical values for the CMS30/CMS5 Spread, the Strike of 0.50, the Multiplier of 4.3, the Minimum Interest Rate of 0.00% per annum and the Maximum Interest Rate of 9.00% per annum. We have assumed that the Notes have quarterly Interest Payment Dates, and that interest payments will be calculated using a 30/360 day count basis (such that the applicable day count fraction for the quarterly interest payment for the Interest Period will be 90/360).

These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the terms of any particular Notes or the future performance of the CMS Rates or the Steepener Rate. The specific terms for each issuance of Notes will be determined at the time such Notes are priced. Numbers in the table below have been rounded for ease of analysis. These examples assume that the Notes are held until maturity and do not take into account any tax consequences from investing in the Notes.

CMS30	CMS5	CMS30/CMS5 Spread	Product of Multiplier * (CMS30/CMS5 Spread minus Strike)	Steepener Rate (per annum)1	Effective Steepener Rate for a Steepener Rate Interest Period4	Interest Payment Amount for a Steepener Rate Interest Period (per $1,000 Note)5
3.00%	4.20%	-1.20%	-7.31%	0.00%2	0.000%	$0.00
4.00%	4.60%	-0.60%	-4.73%	0.00%2	0.000%	$0.00
4.50%	4.50%	0.00%	-2.15%	0.00%2	0.000%	$0.00

CMS30	CMS5	CMS30/CMS5 Spread	Product of Multiplier * (CMS30/CMS5 Spread minus Strike)	Steepener Rate (per annum)1	Effective Steepener Rate for a Steepener Rate Interest Period4	Interest Payment Amount for a Steepener Rate Interest Period (per $1,000 Note)5
4.50%	4.00%	0.50%	0.00%	0.00%	0.000%	$0.00
5.00%	4.00%	1.00%	2.15%	2.15%	0.54%	$5.40
6.00%	4.50%	1.50%	4.30%	4.30%	1.08%	$10.80
7.00%	4.00%	2.50%	10.75%	9.00%3	2.25%	$22.50

1.
For the Interest Period, the value of the per annum Steepener Rate is equal to the product of (1) 4.3 and (2) an amount equal to the applicable CMS30/CMS5 Spread minus 0.50, subject to the Minimum Interest Rate of 0.00% and the Maximum Interest Rate of 9.00%, as determined by the Calculation Agent on the related Interest Determination Date.

2.	The interest rate per annum for any Interest Period shall not be less than the Minimum Interest Rate, in this case 0.00% per annum.

3.	The interest rate per annum for any Interest Period shall not be greater than the Maximum Interest Rate, in this case 9.00% per annum.

4.	The effective interest rate for any Interest Period equals the applicable interest rate per annum multiplied by the day count fraction (90/360).

5.	The interest payment amount for an Interest Payment Date equals the principal amount multiplied by the effective interest rate for the related Interest Period.

Example 1: If on the Interest Determination Date for the relevant Steepener Rate Interest Period the value of CMS30 is 6.50% and CMS5 is 5.30%, the per annum Steepener Rate for the corresponding Interest Period would be 3.01% (equal to the product of (1) 4.3 and (2) an amount equal to the applicable CMS30/CMS5 Spread minus 0.50, subject to the Minimum Interest Rate of 0.00% and the Maximum Interest Rate of 9.00%). In this case, the per annum Steepener Rate for that Interest Period would be 3.01%, and you would receive an interest payment of $7.50 per $1,000 principal amount of Notes on the related quarterly Interest Payment Date, calculated as follows:

Effective Interest Rate = 3.01% x (90/360) = 0.75%
Interest Payment = $1,000 x 0.75% = $7.50

Example 2: If on the Interest Determination Date for the relevant Steepener Rate Interest Period the value of CMS30 is 4.00% and CMS5 is 4.60%, the per annum Steepener Rate for the Interest Period would be 0.00% (equal to the product of (1) 4.3 and (2) an amount equal to the applicable CMS30/CMS5 Spread minus 0.50, subject to the Minimum Interest Rate of 0.00% and the Maximum Interest Rate of 9.00%). Because the product of 4.3 and (2) an amount equal to the applicable CMS30/CMS5 Spread minus 0.50 is -4.73%, which is less than zero, the per annum Steepener Rate applicable to that Interest Period is equal to the Minimum Interest Rate of 0.00%, and you would not receive any interest payment on the related quarterly Interest Payment Date.

Example 3: If on the Interest Determination Date for the relevant Steepener Rate Interest Period the value of CMS30 is 7.00% and CMS5 is 4.20%, the Steepener Rate for the Interest Period would be 9.89% (equal to the product of (1) 4.3 and (2) an amount equal to the applicable CMS30/CMS5 Spread minus 0.50, subject to the Minimum Interest Rate of 0.00% and the Maximum Interest Rate of 9.00%). Because the product of 4.3 and (2) an amount equal to the applicable CMS30/CMS5 Spread minus 0.50 is 9.89%, which is greater than the Maximum Interest Rate of 9.00% per annum, the per annum Steepener Rate for that Interest Period would be equal to the Maximum Interest Rate of 9.00% per annum, and you would receive an interest payment of $22.50 per $1,000 principal amount of Notes on the related quarterly Interest Payment Date, calculated as follows:

Effective Interest Rate = 9.00% x (90/360) = 2.25%
Interest Payment = $1,000 x 2.25% = $22.50

We cannot predict the actual CMS Rates on any day or the value of the Notes, and we cannot predict the relationship between the CMS Rates and the value of the Notes at any time prior to the Maturity Date or the Early Redemption Date, if applicable. The actual interest payment that a holder of the Notes will receive on each Interest Payment Date for any Steepener Rate Interest Period and the rate of return on the Notes will depend on the actual CMS Rates determined by the Calculation Agent over the term of the Notes. Consequently, the interest amount to be paid in respect of the Notes on each Interest Payment Date for any Steepener Rate Interest Period may be very different from the information reflected in the table above.

HISTORICAL INFORMATION

We have provided the following historical information to help you evaluate the behavior of CMS30 and CMS5 (the “CMS Rates”) in various periods.  The historical difference between the CMS Rates should not be taken as an indication of the future difference between the CMS Rates or the performance of the Notes.  Fluctuations in the CMS Rates make the interest rate on the Notes difficult to predict and can result in an interest rate to investors that is lower than anticipated.  Fluctuations in the CMS Rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Neither LBG, Lloyds Bank nor the Selling Agent can guarantee that the difference between the CMS Rates will be maintained or will increase or that CMS30 will be sufficiently greater than CMS5 over the term of the Notes so that you will receive a rate of interest greater than the Minimum Interest Rate for any Steepener Rate Interest Period over the term of the Notes.  The actual interest rate on the Notes for any Steepener Rate Interest Period will depend on the actual CMS Rates on the applicable Interest Determination Dates.

The following table shows historical month-end differences between the CMS Rates from January 2008 through January 25, 2013 based on the CMS Rates as published by Bloomberg L.P.  The graph below shows historical daily differences between the CMS Rates from June 26, 2000 through January 25, 2013 based on the CMS Rates as published by Bloomberg L.P. We do not make any representation or warranty as to the accuracy or completeness of the historical data in the table and graph below.  The Calculation Agent will determine the actual interest rate on the Notes for any Steepener Rate Interest Period by reference to the CMS Rates as published on the ISDAFIX3 Page.

Historical Difference between CMS30 and CMS5 (1)

	2008	2009	2010	2011	2012	2013
January	1.27700	0.90300	1.74100	2.13600	1.67900	1.97100(2)
February	1.46600	0.74900	1.82200	1.94700	1.65500
March	1.33100	1.03600	1.79800	1.88700	1.73300
April	1.00400	1.01400	1.68400	2.00000	1.70500
May	0.89200	1.33300	1.60800	2.03200	1.35800
June	0.69700	1.21000	1.66400	2.06800	1.51500
July	0.82800	1.30800	1.92700	2.17900	1.55000
August	0.76600	1.32800	1.59300	1.93500	1.70100
September	0.61800	1.27100	1.82000	1.45900	1.80000
October	0.57700	1.48200	2.21600	1.67800	1.78900
November	0.22900	1.68900	2.06800	1.42300	1.79700
December	0.59300	1.54800	1.95200	1.35800	1.90700
____________________

(1)
The Steepener Rate will be an amount determined by the Calculation Agent equal to the product of (1) 4.3 and (2) an amount equal to the applicable CMS30/CMS5 Spread minus 0.50, subject to the Minimum Interest Rate of 0.00% and the Maximum Interest Rate of 9.00%)

(2)	As measured on January 25, 2013.

TAX CONSEQUENCES

You should review carefully the section in the prospectus supplement entitled “U.S. Federal Income Tax Consequences.” We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Notes Treated as Contingent Payment Debt Instruments” in that section. Because the Notes will be offered to initial investors at varying prices, it is expected that the “issue price” of the Notes for U.S. federal income tax purposes will be uncertain. In determining our reporting responsibilities, we intend to treat the issue price as $1,000 for each $1,000 principal amount Note, and the remainder of this discussion so assumes. You should consult your tax adviser regarding the uncertainty with respect to the Notes’ issue price, including the tax consequences to you if it is determined that the actual issue price of the Notes for U.S. federal income tax purposes was not $1,000 per Note.

Under the treatment described above, regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, with certain adjustments in each year to reflect the difference, if any, between the actual and the projected amounts of the interest payments on the Notes (if any) in that year. Any income recognized upon a sale or exchange of a Note (including early redemption or redemption at maturity) will be treated as interest income for U.S. federal income tax purposes.

After the Issue Date, you may obtain the comparable yield and the projected payment schedule by contacting Lloyds Investor Relations at investor.relations@ltsb-finance.co.uk. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual Steepener Rate interest payments (if any) that we will make on the Notes.

If you purchase Notes for an amount that is different from their issue price, you will be required to account for this difference, generally by allocating it reasonably among projected payments on the Notes or daily portions of interest that you are required to accrue with respect to the Notes and treating these allocations as adjustments to your income when the payment is made or the interest accrues. You should consult your tax adviser regarding the treatment of the difference between your basis in your Notes and their issue price.

For a discussion of U.K. tax considerations relating to the Notes, you should refer to the section in the prospectus supplement entitled “Taxation in the United Kingdom.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

VALIDITY OF THE NOTES

In the opinion of Davis Polk & Wardwell LLP, when the Notes have been executed and issued by the Issuer and the Guarantor and authenticated by the trustee pursuant to the Indenture, and delivered against payment as contemplated herein, the Notes will constitute valid and binding obligations of the Issuer, and the related guarantee will constitute a valid and binding obligation of the Guarantor, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  Insofar as this opinion involves matters governed by Scots law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Dundas & Wilson CS LLP, dated December 20, 2012 and filed by the Guarantor as an exhibit to a Report on Form 6-K on December 20, 2012.  Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Linklaters LLP, dated December 20, 2012 and filed by the Guarantor as an exhibit to a Report on Form 6-K on December 20, 2012.  The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinions of Dundas & Wilson CS LLP and Linklaters LLP.  In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the Indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated December 20, 2012, which was filed by the Guarantor as an exhibit to a Report on Form 6-K on December 20, 2012.

USE OF PROCEEDS; HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the prospectus and to hedge market risks of Lloyds Bank associated with its obligation to pay the applicable interest payments and the payment amount at maturity or upon early redemption of the Notes.

We and/or our affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments, and may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. Our cost of hedging will include a projected profit that our counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the Notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Notes declines.

We have no obligation to engage in any manner of hedging activity and we will do so solely at our discretion and for our own account. No holder of the Notes will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

The hedging activity discussed above may adversely affect the value of the Notes from time to time. See “Risk Factors — The price you pay for the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices” and “Risk Factors — There may be potential conflicts of interest between investors in the Notes and us and our affiliates and the Selling Agent and its affiliates” in this pricing supplement for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to MLPF&S and MLPF&S has agreed to purchase from us, as principal, the aggregate principal amount of the Notes specified on the front cover of this pricing supplement at a price not less than $940.00 per $1,000.00 of the principal amount of the Notes, resulting in aggregate proceeds to us of $16,967,000.00. MLPF&S will receive commissions from us of up to $60.00 per $1,000.00 principal amount of the Notes, or up to $1,083,000.00 of the aggregate principal amount of the notes.

We have entered or will enter into one or more hedging transactions in connection with this offering of Notes. See “Use of Proceeds; Hedging” above.  In addition, from time to time, MLPF&S and its affiliates have engaged, and in the future may engage, in transactions with us and have performed, and in the future may perform, services for us for which they have been, and may be, paid customary fees.

All costs and charges related to the Notes, including the underwriting discount and the hedging costs, reduce the economic terms of the Notes to you. For more information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors—The price you pay for the Notes has certain built-in costs, including the Selling Agent’s commission and our cost of hedging, both of which are expected to be reflected in secondary market prices” on page PS-6 of this pricing supplement and “Use of Proceeds; Hedging” above.

You can find more information in the section entitled “Supplemental Plan of Distribution” on page S-26 of the prospectus supplement.

The Notes will be offered from time to time in one or more negotiated transactions at varying prices to be determined at the time of each sale, which may be at prevailing market prices, at prices related to such prevailing prices, or at negotiated prices; provided, however, that such price will not be less than $940.00 per $1,000.00 principal amount of the Notes and will not be greater than $1,000.00 per $1,000.00 principal amount of the Notes.

MLPF&S has agreed to reimburse us for certain expenses relating to the offering in an amount up to $30,000.00.

In the future, the Selling Agent or any of its affiliates may repurchase and resell the offered Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Selling Agent may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions. The distribution of this pricing supplement in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the Notes that was made available to investors in connection with their initial offering.  Secondary market investors should not, and will not be authorized to, rely on the pricing supplement for information regarding the Issuer or the Guarantor or for any purpose other than that described in the immediately preceding sentence.

The Notes are a new issue of securities with no established trading markets. We have been advised by the Selling Agent that the Selling Agent intends to make a market in the Notes, but it is not obligated to do so and may discontinue market making at any time for any reason without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

US $18,050,000

Lloyds TSB Bank plc
fully and unconditionally guaranteed by
Lloyds Banking Group plc

Senior Callable Steepener Notes Linked to the Difference Between CMS30 and CMS5 due January 31, 2033

Medium-Term Notes, Series A

Pricing Supplement

(to prospectus dated December 22, 2010
and prospectus supplement dated June 6, 2011)

January 25, 2013

BofA Merrill Lynch